Exhibit 99.(g)

PEARL DIVER CREDIT COMPANY INC.

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

This Amended and Restated Investment Advisory Agreement is hereby made as of the 12th day of July, 2024 (the “Agreement”), by and between Pearl Diver Credit Company Inc., a Delaware corporation (together with the successors thereto, the “Company”), and Pearl Diver Capital LLP, a partnership incorporated under the laws of the United Kingdom (the “Adviser”).

WITNESSETH:

WHEREAS, the Company is a newly formed company that intends to operate as a closed-end management investment company;

WHEREAS, the Company intends to file a registration statement (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”), to register shares of its common stock (the “Common Stock”) for issuance in an initial public offering;

WHEREAS, the Adviser is engaged in rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Company and the Adviser have previously entered into this investment advisory agreement dated as of June 13, 2023 pursuant to which the Adviser serves as the investment adviser of the Company; and

WHEREAS, the Company and the Adviser desire to amend and restate the investment advisory agreement to set forth the terms and conditions for the provision by the Adviser of investment advisory services to the Company.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

ARTICLE I
APPOINTMENT

The Company hereby appoints the Adviser to act as investment adviser to the Company for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such appointment and agrees to provide the advisory services herein described, for the compensation herein provided.

ARTICLE II
SERVICES OF THE ADVISER

2.1.         Advisory Duties of the Adviser. Subject to the supervision of the board of directors of the Company (the “Board of Directors”), the Adviser shall act as the investment adviser to the Company and shall manage the investment and reinvestment of the assets of the Company (a) in accordance with the investment objective, policies and restrictions that are set forth in the Registration Statement, as the same may be amended from time to time, (b) in accordance with the 1940 Act, the Advisers Act and all other applicable federal and state law, and (c) in accordance with the Company’s certification of incorporation and bylaws.

Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company (including performing due diligence on prospective investments); (iii) execute, close, service and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain or sell; and (v) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placement of orders for other purchase or sale transactions on behalf of the Company, subject to the oversight and approval of the Board of Directors.

In the event that the Company determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Directors.

If it is necessary or convenient for the Adviser to make investments on behalf of the Company through a subsidiary or special purpose vehicle or otherwise form such subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle, and to make such investments through such subsidiary or special purpose vehicle, in accordance with the 1940 Act.

2.2.         Subadvisers. Subject to the prior approval of a majority of the members of the Board of Directors, including a majority of the Board of Directors who are not “interested persons” and, to the extent required by applicable law, by the stockholders of the Company, the Adviser may, through a subadvisory agreement or other arrangement, delegate to a subadviser any of the duties enumerated in this Agreement, including the management of all or a portion of the assets being managed hereby. Subject to the prior approval of a majority of the members of the Board of Directors, including a majority of the members of the Board of Directors who are not “interested persons” and, to the extent required by applicable law, by the stockholders of the Company, the Adviser may adjust such duties, the portion of assets being managed, and the fees to be paid by the Adviser; provided that, in each case, the Adviser shall continue to oversee the services provided by such company or employees and any such delegation shall not relieve the Adviser of any of its obligations hereunder.

2.3.         Books and Records. The Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act or such longer period as the Company may direct, all records relating to the services rendered by the Adviser under this Agreement and the Company’s investments made by the Adviser as are required by Section 31 or otherwise under the 1940 Act, and rules and regulations thereunder, and by other applicable legal provisions, including the Advisers Act, the Securities Exchange Act of 1934, as amended, the Commodities Exchange Act, and the respective rules and regulations thereunder, and the Company’s compliance policies and procedures, and to preserve such records for the periods and in the manner required by the 1940 Act, and the rules and , regulations thereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Company are the property of the Company and shall be surrendered promptly to the Company on request.

2.4.         Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission or other compensation for effecting a securities transaction in excess of the amount of commission or other compensation another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission or other compensation is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net result for the Company.

2.5.         Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Company in the best interest of the Company and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Company has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Company. The Adviser shall be responsible for reporting the Company’s proxy voting activities, as required, through periodic filings on Form N-PX or as otherwise required.

2.6.         Advisory Services Not Exclusive. The Adviser’s services to the Company pursuant to this Agreement are not exclusive, and it is understood that the Adviser provides investment advice, management and services to other persons (including other investment companies) and engage in other activities, so long as its services under this Agreement are not impaired by such other activities. It is understood and agreed that officers or directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies. Whenever the Company and one or more other accounts or investment companies advised by the Adviser have available funds for investment, and the responsibility for the management of all of the assets of the Company has not been delegated to a subadviser, investments suitable and appropriate for each entity shall be allocated in accordance with procedures believed by the Adviser to be equitable to each entity over time to the extent permitted by applicable law. Similarly, opportunities to sell securities shall be allocated in a manner believed by the Adviser to be equitable to each entity over time to the extent permitted by applicable law. The Company recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired by or disposed of for the Company.

ARTICLE III
EXPENSES

3.1.         Expenses Borne by Adviser. All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

3.2.         Expenses Borne by the Company. The Company shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to: (a) the Company’s organizational costs and offering costs incurred prior to the completion of its initial public offering; (b) calculating the Company’s net asset value (including the costs and expenses of any independent valuation firm or pricing service); (c) interest payable on debt, if any, incurred to finance the Company’s investments; (d) fees and expenses, including legal fees and expenses and travel expenses, incurred by the Adviser or payable to third parties in performing due diligence on prospective investments, monitoring the Company’s investments and, if necessary, enforcing the Company’s rights; (e) amounts payable to third parties relating to, or associated with, evaluating, making and disposing of investments; (f) brokerage fees and commissions; (g) federal and state registration fees; (h) exchange listing fees; (i) federal, state and local taxes; (j) costs of offerings or repurchases of the Company’s Common Stock and other securities, as applicable; (k) the Base Management Fee and the Incentive Fee (as defined below); (l) distributions on the Company’s Common Stock and other securities, as applicable; (m) administration, transfer agent, fund accounting agent and custody fees and expenses; (n) director fees and expenses; (o) the costs of any reports, proxy statements or other notices to the Company’s securityholders, including printing costs; (p) costs of holding meetings of the Company’s securityholders; (q) litigation, indemnification and other non-recurring or extraordinary expenses; (r) fees and expenses associated investor relations efforts; (s) dues, fees and charges of any trade association of which the Company is a member; (t) direct costs and expenses of administration and operation, including printing, mailing, telecommunications and staff, including fees payable in connection with outsourced administration functions; (u) fees and expenses associated with independent audits and outside legal costs; (v) the Company’s fidelity bond; (w) directors and officers/errors and omissions liability insurance, and any other insurance premiums; (x) costs associated with the Company’s reporting and compliance obligations under the 1940 Act and applicable U.S. federal and state securities laws; and (y) all other expenses reasonably incurred by the Company in connection with administering the Company’s business.

ARTICLE IV
COMPENSATION

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory and management services provided by the Adviser hereunder, a fee consisting of two components: a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”), each as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. However, no such payments shall be made until such time that the Company has completed its initial public offering pursuant to an effective registration statement on Form N-2. To the extent permitted by applicable law, the Adviser may elect to defer or waive all or a portion of its fees hereunder for a specified period of time.

4.1.         Base Management Fee. The Base Management Fee shall be calculated and payable quarterly in arrears at an annual rate equal to 1.50% of the Company’s Total Equity Base. “Total Equity Base” means the net asset value attributable to the Common Stock (prior to the application of the Base Management Fee or Incentive Fee) and the paid-in or stated capital of the preferred stock in the Company (howsoever called) (“Preferred Stock”), if any. The Base Management Fee shall be calculated based on the Total Equity Base at the end of the most recently completed calendar quarter and, with respect to any Common Stock or Preferred Stock issued or repurchased during such quarter, shall be adjusted to reflect the number of days during such quarter that such Common Stock and/or Preferred Stock, if any, was outstanding. In addition, the Base Management Fee for any partial quarter shall be appropriately pro-rated (based on the number of days actually elapsed at the end of such partial quarter relative to the total number of days in such calendar quarter).

4.2.         Incentive Fee. The Incentive Fee shall be calculated and payable quarterly in arrears based on the Pre-Incentive Fee Net Investment Income of the Company for the immediately preceding calendar quarter. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from an investment) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee and any interest expense and/or dividends paid on any issued and outstanding debt or Preferred Stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized or unrealized capital gains or realized or unrealized losses.

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, shall be compared to a “hurdle rate” of 2.00% per quarter. The Company shall pay the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed 2.00%; (2) 100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate of 2.00% but is less than 2.35294% in any calendar quarter; and (3) 15% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.35294% in any calendar quarter.

The portion of such Incentive Fee that is attributable to deferred interest (such as payment-in-kind interest or original issue discount) will be paid to the Adviser, without interest, only if and to the extent the Company actually receives such deferred interest in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual.

The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

ARTICLE V
ADDITIONAL OBLIGATIONS OF THE COMPANY

5.1.         Documents. The Company has delivered, or shall deliver, to the Adviser copies of each of the following documents and shall deliver to it all future amendments and supplements thereto, if any:

(a)         The Company’s certificate of formation, as filed with the Secretary of the State of Delaware;

(b)         The Company’s limited liability company operating agreement or the Company’s certificate of incorporation and bylaws, as appropriate;

(c)         Certified resolutions of the Board of Directors authorizing the retention of the Adviser and approving the form of this Agreement;

(d)         The Registration Statement as filed with the SEC and all amendments thereto;

(e)         Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the SEC; and

(f)         The form of Prospectus and Statement of Additional Information of the Company pursuant to which the Company’s shares of Common Stock are offered for sale to the public.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

To the full extent permitted by applicable law, the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser) in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, to the extent applicable, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Article VI to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and the Advisers Act and any interpretations or guidance by the SEC or its staff thereunder). Nothing in this Agreement shall in any way constitute a waiver or limitation by the Company of any rights or remedies which may not be so limited or waived in accordance with applicable law.

ARTICLE VII
MISCELLANEOUS

7.1.         Covenants of the Adviser. The Adviser hereby covenants that it is registered as an investment adviser under the 1940 Act. The Adviser hereby agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments.

7.2.         Adviser Personnel. The Adviser shall authorize and permit any of its directors, officers and employees who may be elected or appointed as directors or officers of the Company to serve in the capacities in which they are elected or appointed. Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of such directors, officers or employees. The Adviser shall make its directors, officers and employees available to attend meetings of the Board of Directors as may be reasonably requested by the Board of Directors from time to time. The Adviser shall prepare and provide such reports on the Company and its operations as may be reasonably requested by the Board of Directors from time to time.

7.3.         Independent Contractor. Except as otherwise provided herein or authorized by the Board of Directors from time to time, the Adviser shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

7.4.         Name. The Company agrees that the Company (to the extent that it lawfully can) shall cease to use the name “Pearl Diver” upon such date as the Adviser ceases to act as the investment adviser to the Company.

7.5.         Effectiveness, Duration and Termination. This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Directors or the vote of a majority of the outstanding voting securities of the Company (as defined in Section 2(a)(42) of the 1940 Act) and (b) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, by (a) (i) the Board of Directors or (ii) a vote of a majority of the outstanding voting securities of the Company (as defined in Section 2(a)(42) of the 1940 Act), in each case upon written notice or (b) the Adviser upon not less than 90 days’ written notice.

Notwithstanding any other provision hereof to the contrary, this Agreement may be terminated and the Adviser may be removed for Cause upon forty-five (45) days prior written notice by the Company to the Adviser, at the direction of a majority of the members of the Board of Directors. For purposes of determining “Cause” with respect to termination of this Agreement such term shall mean any one of the following events:

(a)          the Adviser willfully violates or willfully breaches any material provision of this Agreement applicable to it and any such violation or breach has a material adverse effect on the Company (not including a willful breach that results from a good faith dispute regarding reasonable alternative courses of action or interpretation of instructions or provisions of this Agreement);

(b)          the Adviser breaches in any material respect any material covenant or agreement in this Agreement applicable to it or any written representation, warranty or certification made by the Adviser fails to be correct in any material respect when made and (A) such breach or failure has a material adverse effect on the financial condition of Company and (B) the Adviser fails to cure such breach within sixty (60) days after the earlier of (x) the date on which the Adviser obtained actual knowledge of such breach, and (y) the date on which the Adviser received written notice of such breach from the Company; or, if such breach is capable of being cured in a longer period, within 120 days after the date on which such sixty (60) day period commenced;

(c)          the Adviser is wound up or dissolved or there is appointed over it or a substantial part of its assets a receiver, administrator, administrative receiver, rehabilitator, trustee or similar officer; or the Adviser (i) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, rehabilitator, trustee, assignee, custodian, liquidator, rehabilitator or sequestrator (or other similar official) of the Adviser or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Adviser and continue undismissed for sixty (60) days or (ii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, rehabilitation, arrangement, readjustment of debt, insolvency or dissolution, or authorizes such application or consent, or proceedings to such end are instituted against the Adviser without such authorization, application or consent and are approved as properly instituted and remain undismissed for sixty (60) days or result in adjudication of bankruptcy or insolvency or the issuance of an order for relief or the equivalent; or

(d)          the occurrence of an act by the Adviser that constitutes fraud or a felonious criminal offense in the performance of its material obligations under this Agreement (as determined pursuant to a final adjudication by a court of competent jurisdiction).

If any of the events specified in subsection (a) through (d) of this Section 7.5 shall occur, the Adviser shall give prompt written notice thereof to the Company upon the Adviser’s becoming aware of the occurrence of such event. Any event described in subsection (a) or (b) above may be waived as a basis for termination of this Agreement and removal of the Adviser for Cause hereunder at the direction of a majority of the members of the Board of Directors.

The provisions of Article VI of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Article IV through the date of termination, and Article VI shall continue in force and effect and apply to the Indemnified Parties as and to the extent applicable.

7.6.         Amendment. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in accordance with the 1940 Act, including, if applicable, pursuant to a vote of the Board of Directors, the vote of a majority of the outstanding securities of the Company (as defined in Section 2(a)(42) of the 1940 Act), or the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party.

7.7.         Notice. Any notice or other communication required to be given pursuant to this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

7.8.         Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Pearl Diver CREDIT COMPANY inc.

By:	/s/ Indranil Basu
Name: Indranil Basu
Title: Chief Executive Officer

PEARL DIVER CAPITAL LLP

By:	/s/ Indranil Basu
Name: Indranil Basu
Title: Chief Executive Officer

[Signature Page to Investment Advisory Agreement of Pearl Diver Credit Company Inc.]